EXHIBIT A

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other of the attached statement on Schedule 13G and to all amendments to such statement and that such statement and all amendments to such statement are made on behalf of each of them.

IN WITNESS WHEREOF, the undersigned have executed this agreement on the date of the signing of this filing.

RJDT Holdings, L.P.

By: SCM Holdings GP, LLC, the general partner of RJDT Holdings, L.P.

By:	/s/ W. Todd Huskinson
Name: W. Todd Huskinson
Title: Authorized Signatory

SCM Holdings GP, LLC

By:	/s/ W. Todd Huskinson
Name: W. Todd Huskinson
Title: Authorized Signatory